Special Meeting of Shareholders (Unaudited)

At a special meeting of the shareholders, held on September 26, 2012, shares were voted as follows on the reorganization of the Funds from the Professionally Managed Portfolios Trust into
Brown Advisory Funds Trust:

For
Against
Abstain
Growth Equity Fund
33,262,083
1,015,825
1,259,710
Value Equity Fund
10,498,106
3,111
965
Flexible Value Fund
3,176,017
0
1,019
Small-Cap Growth Fund
13,231,298
10,972
9,134
Small-Cap Fundamental Value Fund
11,504,214
0
3,773
Opportunity Fund
371,476
1,136
2,498
Maryland Bond Fund
16,966,614
10,995
49,953
Intermediate Income Fund
21,688,491
325,534
348,930
Tactical Bond Fund
2,795,25/8
0
2,510
Equity Income Fund
9,447,161
5,052
19,068
Winslow Green Growth Fund
5,569,836
161,673
447,091